EXHIBIT 10.24

ESCROW AGREEMENT

This Escrow Agreement (this "Agreement") is entered into as of December 23, 2009, 2009 by and among U.S. Bank National Association, as escrow agent (the "Escrow Agent"), Kana Software, Inc. a Delaware corporation ("Seller"), and Kay Technology Corp, Inc. ("Purchaser").  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).  If the terms of this Agreement conflict in any way with the provisions of the Purchase Agreement, then the provisions of the Purchase Agreement shall control.

Recitals

A.           Seller and Purchaser have entered into that certain Asset Purchase Agreement dated as of October 26, 2009 (the "Purchase Agreement"), a copy of which is attached hereto as Annex A, pursuant to which Seller has agreed to sell, assign and transfer to Purchaser, and Purchaser has agreed to purchase from Seller, substantially all of the assets of Seller.

B.           Pursuant to Section 2.2 of the Purchase Agreement, on the Closing Date, $500,000 (the "First Escrow Amount"), $100,000 (the "Second Escrow Amount"), $360,000 (the "Third Escrow Amount"), $361,000 (the "Fourth Escrow Amount") and $1,000,000 (the "Purchase Price Escrow Amount") will be placed into escrow to be held and disbursed by the Escrow Agent in accordance with this Agreement.

C.           The Escrow Agent will hold the First Escrow Amount, the Second Escrow Amount, the Third Escrow Amount and the Fourth Escrow Amount and all interest and other amounts earned thereon (the "First Escrow Fund", "Second Escrow Fund", "Third Escrow Fund" and "Fourth Escrow Fund" respectively) in four separate escrow accounts (the "First Escrow Account", "Second Escrow Account", "Third Escrow Account" and "Fourth Escrow Account", respectively).  Any interest or other income (the "Escrow Earnings") earned on the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund will be added to the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, respectively, and will, until released to Seller or the Purchaser Indemnified Parties in accordance with this Agreement and the Purchase Agreement, be available solely for indemnification of the Purchaser Indemnified Parties pursuant to the Purchase Agreement.

D.           The Escrow Agent will hold the Purchase Price Escrow Amount and all Escrow Earnings earned thereon (collectively, the "Purchase Price Escrow Fund", and together with the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, the "Escrow Funds") in an escrow account (the "Purchase Price Escrow Account").  Any Escrow Earnings earned on the Purchase Price Escrow Fund will be added to the Purchase Price Escrow Fund and will, until released to Seller or the Purchaser Indemnified Parties in accordance with this Agreement and the Purchase Agreement, be available solely for indemnification of Purchaser pursuant to the Purchase Agreement.

E.           The parties hereto desire to set forth further terms and conditions relating to the operation of the Escrow Funds.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Appointment and Agreement of Escrow Agent.  Purchaser and Seller hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

2.           Establishment of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund.

(a)           Pursuant to Section 2.2 of the Purchase Agreement, on the Closing Date, Purchaser will deposit the First Escrow Amount, Second Escrow Amount, Third Escrow Amount, Fourth Escrow Amount and the Purchase Price Escrow Amount with the Escrow Agent by wire transfer of immediately available funds.  The Escrow Agent will hold the First Escrow Fund in the First Escrow Account, the Second Escrow Fund in the Second Escrow Account, the Third Escrow Fund in the Third Escrow Account, the Fourth Escrow Fund in the Fourth Escrow Account and the Purchase Price Escrow Fund in the Purchase Price Escrow Account pursuant to this Agreement.

(b)           As of any particular time, the Escrow Agent may assume without inquiry that the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund are all of the cash required to be held in the First Escrow Account, Second Escrow Account, Third Escrow Account, Fourth Escrow Account and the Purchase Price Escrow Account, respectively, by the Escrow Agent.  The First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund will be held and distributed by the Escrow Agent in accordance with the provisions of this Agreement and the Purchase Agreement.  No portion (nor all) of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or the Purchase Price Escrow Fund, nor any beneficial interest therein, may be pledged, subjected to any Lien, sold, assigned or transferred (including any transfer by operation of law) by Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Seller, in each case prior to the distribution to Seller of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund by the Escrow Agent in accordance with this Agreement.

3.           Taxes.

(a)           Seller and Purchaser agree to treat the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund as owned by Purchaser and not received by Seller, in all cases to the extent not paid to Seller pursuant to this Agreement, and to file all tax returns on a basis consistent with such treatment.  Until the distribution of any portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or the Purchase Price Escrow Fund to Seller in accordance with this Agreement and the Purchase Agreement, for Tax purposes, the beneficial interest in that portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund held by the Escrow Agent remains with Purchaser. For tax purposes, all Escrow Earnings on the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund in any Tax year will be reported as allocated to Purchaser until the distribution of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund is determined and thereafter to Purchaser and Seller in accordance with their respective interests therein.  Seller and Purchaser agree that any disbursement of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or the Purchase Price Escrow Fund to Seller may be treated for U.S. federal income tax purposes as consisting, in part, of imputed interest in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder.  In addition, Seller and Purchaser hereby acknowledge and agree among themselves that the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund will be treated as installment obligations for purposes of Section 453 of the Code, and no party will take any action or filing inconsistent with such characterization.  The Escrow Agent shall have no obligation to calculate, confirm or inquire into the other parties' treatment of payments from, or obligations under, this Agreement as consisting, in part, of imputed interest or as representing installment obligations and shall, instead, report Escrow Earnings on the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund as allocable to Purchaser or Seller, as applicable, as set forth above in this Section 3(a).

(b)           Purchaser and Seller acknowledge and agree that any amount distributed by the Escrow Agent from the First Escrow Account, Second Escrow Account, Third Escrow Account, Fourth Escrow Account or the Purchase Price Escrow Account to Seller pursuant to the terms of this Agreement and the Purchase Agreement (other than amounts treated as interest for U.S. tax purposes) will be treated, for U.S. tax purposes, as additional consideration paid to Seller for the Purchased Assets pursuant to the Purchase Agreement as and when any such amount is distributed.

(c)           Prior to the distribution of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or the Purchase Price Escrow Fund to Seller, the Escrow Agent will distribute to Purchaser an amount equal to the difference between (i) the incremental federal and state income tax that Purchaser incurred as a result of including in income the Escrow Earnings earned on the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund and (ii) the incremental federal and state tax savings as a result of the amount treated as imputed interest as required by the Code.

4.           Rights and Obligations of the Parties.  The Escrow Agent will be entitled to such rights and will perform such duties as Escrow Agent as set forth herein (collectively, the "Duties"), in accordance with the provisions of this Agreement.  Purchaser and Seller will be entitled to their respective rights, and will perform their respective duties and obligations, as set forth herein and in the Purchase Agreement.

5.           Escrow Period and Purchase Price Escrow Period.

(a)           The period during which a claim for indemnification under Section 2.3(g) of the Purchase Agreement (an "Purchase Price Claim") may be initiated against the Purchase Price Escrow Fund will commence at the Closing Date and terminate upon the Escrow Agent's release of the entire Purchase Price Escrow Fund following the Escrow Agent's receipt of the Purchase Price Escrow Release Notice (as defined in the Purchase Agreement) (the "Purchase Price Escrow Release Date" and such period from the Closing Date until the Purchase Price Escrow Release Date, the "Purchase Price Escrow Period").

(b)           The period during which (i) a claim for indemnification under Section 12.2(d) for the matters described in Schedule 12.2(d) of the Purchase Agreement may be initiated against the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund (each, a "Claim"), will in each case commence at the Closing Date and terminate at 11:59 P.M. (California Time) on February 15, 2011(the "Escrow Release Date" and such period from the Closing Date until the Escrow Release Date, the "Escrow Period").  Notwithstanding the foregoing, all or a portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund may be retained beyond the Escrow Period as provided in Sections 7(b) and 8 of this Agreement.

(c)           Unless otherwise specified in writing signed by Purchaser and Seller, for purposes of this Agreement, the Closing Date shall be deemed to be the date hereof.

6.           Duties of Escrow Agent.

(a)           The Escrow Agent will (i) safeguard and treat the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund as trust funds in accordance with the provisions hereof and not as the property of Purchaser or Seller and will hold the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund in separate accounts, apart from any other funds or accounts of the Escrow Agent or any other Person, and (ii) hold and dispose of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund only in accordance with the provisions of this Agreement.

(b)           The Duties may be altered, amended, modified or revoked only by a writing signed by Purchaser, the Escrow Agent and Seller.

7.           Distributions from First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund to Purchaser.

(a)           At any time and from time to time prior to the Purchase Price Escrow Release Date or the Escrow Release Date, as applicable, if Purchaser makes a claim for indemnification pursuant to the Purchase Agreement, Purchaser shall deliver to the Escrow Agent and Seller a written notice thereof, setting forth a brief description and the amount of such claim for indemnification (to the extent the amount of such claim is known and quantifiable as of such date and, if unknown, a good faith estimate of the amount of such claim based on alleged facts, which if true, would give rise to liability for Losses under the Purchase Agreement) (whether for Purchaser's own Losses or for Losses incurred by any other Purchaser Indemnified Party) (a "Notice of Claim").  If a Notice of Claim is delivered to Seller and the Escrow Agent, and Seller does not contest any Claim or Claims made in such Notice of Claim in writing to Purchaser and the Escrow Agent (delivered pursuant to Section 18(a)) within 15 calendar days as provided in Section 12.7 of the Purchase Agreement, then Seller shall be conclusively deemed to have consented to the recovery by Purchaser (on behalf of itself of any other Purchaser Indemnified Party) of the full amount of Losses specified in such Notice of Claim, including the forfeiture of such portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, sufficient to satisfy such Losses.  If a Notice of Claim is delivered to Seller and the Escrow Agent, and Seller contests a portion, but not all, of any Claim or Claims made in such Notice of Claim in writing to Purchaser and the Escrow Agent (delivered pursuant to Section 18(a)) within 15 calendar days as provided in Section 12.7 of the Purchase Agreement, then Seller shall be conclusively deemed to have consented to the recovery by Purchaser (on behalf of itself of any other Purchaser Indemnified Party) of the uncontested amount of Losses specified in such Notice of Claim, including the forfeiture of such portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, sufficient to satisfy such Losses.

(b)           If Seller gives Purchaser and the Escrow Agent written notice (delivered pursuant to Section 18(a)) contesting any Claim or Claims made in such Notice of Claim (such contested portion, an "Unresolved Claim") within the 15 calendar day period specified in Section 7(a), then Seller and Purchaser (on behalf of itself or any other Purchaser Indemnified Party) shall attempt in good faith for 30 days after Purchaser's receipt of such written notice to resolve the Unresolved Claim.  If Purchaser (on behalf of itself or any other Purchaser Indemnified Party) and Seller shall so agree, a notice setting forth such agreed upon amount shall be prepared and signed by Purchaser (on behalf of itself or any other Purchaser Indemnified Party) and Seller and such notice shall be conclusive and binding on the Purchaser (on behalf of itself or any other Purchaser Indemnified Party) and Seller.

(c)           If no such agreement can be reached during the 30-day period specified in Section 7(b), Purchaser and Seller shall address such claim pursuant to the arbitration provisions set forth in Section 12.7 of the Purchase Agreement.

8.           Distributions from First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund to Seller.

(a)           Within 2 Business Days following the expiration of the Escrow Period, the Escrow Agent will deliver to Seller any amounts remaining in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, less, in each case, a portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund equal to the sum of (i) the amount of any Unresolved Claims plus (ii) the amount of any Notice of Claim for which Seller's 15 day period to contest such claim has not expired, plus (iii) an amount that may be necessary in Purchaser's reasonable judgment to satisfy all pending unsatisfied or disputed Claims specified in any Notice(s) of Claim delivered to Seller and Escrow Agent in accordance with Section 7 hereof before the expiration of the Escrow Period (the sum of clauses (i), (ii) and (iii) above, the "Holdback Amount").

(b)           If any Claims are pending but not resolved on the Escrow Release Date, then the Escrow Agent will retain possession and custody of the amount of cash in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, as applicable, equal to the Holdback Amount, and, within 2 Business Days after each such Claim has been resolved (by arbitrator decision pursuant to Section 12.7 of the Purchase Agreement or agreement of Purchaser and Seller as provided in Section 7), the Escrow Agent will deliver to Seller the portion of the cash remaining in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, as applicable, not required to satisfy any such then remaining pending Claims (including any Unresolved Claims or any amounts described in clauses (ii) and (iii) of Section 8(a) above).

(c)           Notwithstanding anything herein to the contrary, but subject to Section 3(c) above, in the event the matters described in either item 1, item 2, item 3 or item 4 of Schedule 12.2(d) of the Purchase Agreement are settled, compromised or resolved in a manner that Purchaser reasonably and in good faith concludes could not reasonably be expected to result in any Assumed Liability (or otherwise create or result in any Liability to Purchaser or its Affiliates, including any Seller Subsidiary), or otherwise to Purchaser’s reasonable satisfaction, in each case following the Closing Date and prior to the Escrow Release Date, as promptly as practicable thereafter, Purchaser and Seller shall prepare and deliver a joint written notice instructing the Escrow Agent to release to Seller, subject to Section 3(c) above, the full amount of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable.  Additionally, in the event the matters described in either item 1, item 2, item 3 or item 4 of Schedule 12.2(d) of the Purchase Agreement are settled, compromised or resolved in a manner that Purchaser reasonably and in good faith concludes could not reasonably be expected to result in any Assumed Liability (or otherwise create or result in any Liability to Purchaser or its Affiliates, including any Seller Subsidiary), or otherwise to Purchaser’s reasonable satisfaction, in each case equal to an amount that is less than the amounts in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, as promptly as practicable thereafter, Purchaser and Seller shall prepare and deliver a joint written notice instructing the Escrow Agent to release to Seller, subject to Section 3(c) above, the balance of the amounts remaining in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, in excess of such settled, compromised or resolved amounts.

9.           Distributions from Purchase Price Escrow Fund to Purchaser or Seller.  On the Purchase Price Escrow Release Date, the Escrow Agent will deliver to Purchaser out of the Purchase Price Escrow Fund, the full amount of any Negative Adjustment Amount plus, if applicable, one-half (1/2) of the Reviewing Accountant Fees specified in the Purchase Price Escrow Release Notice, and following the delivery of such amounts to Purchaser, deliver to Seller any and all remaining amounts in the Purchase Price Escrow Fund.

10.           Maintenance and Termination of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund.  The Escrow Agent will continue to maintain the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund until the earlier of (a) the time at which there will be no funds or other property in such First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and Purchase Price Escrow Fund and (b) the termination of this Agreement in accordance with its terms.

11.           Investment of First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund.  The Escrow Agent will invest and reinvest moneys on deposit in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund in one of the investment vehicles described in Annex B, as directed in writing by Seller and Purchaser.  In the absence of written directions from Seller and Purchaser, funds will be invested in the U.S. Bank FDIC Insured Money Market Deposit Account.  Any loss or expense incurred as a result of any investment of moneys on deposit in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund shall be paid from the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund, respectively.  Notwithstanding anything to the contrary herein, the Escrow Agent may, without giving advance notice to Seller and Purchaser, sell or liquidate any of the investments at any time if the proceeds thereof are required for any release of all or any portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or Purchase Price Escrow Fund permitted or required hereunder.  The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder.  The Escrow Agent will not be liable for any loss directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received.  The Escrow Agent shall not be liable for any loss of principal or income due to the choice of investments in which the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or Purchase Price Escrow Fund is invested or the choice of such investments converted into cash pursuant to this Section 11.

12.           Exculpatory Provisions.

(a)           The Escrow Agent will be obligated only for the performance of such Duties as are specifically set forth herein and may rely, and will be protected in relying or refraining from acting, on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent will not be liable for forgeries or false impersonations.  The Escrow Agent will not be liable for any act done or omitted hereunder as Escrow Agent except for gross negligence, willful misconduct or breach of this Agreement.  The Escrow Agent will in no case or event be liable for any representations or warranties of Seller or Purchaser or for punitive, incidental or consequential damages.  Any act done or omitted pursuant to the advice or opinion of counsel will be conclusive evidence of the good faith of the Escrow Agent.

(b)           In the event of a dispute between Seller and Purchaser, the Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent will not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c)           The Escrow Agent will not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement, the Purchase Agreement or any documents or papers deposited or called for hereunder or thereunder.  The Escrow Agent is not charted with knowledge or any duties or responsibilities under any other document or agreement, including without limitation the Purchase Agreement.

(d)           The Escrow Agent will not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement, the Purchase Agreement or any documents deposited with the Escrow Agent.

13.           Resignation and Removal of the Escrow Agent.  The Escrow Agent may resign as Escrow Agent at any time, with or without cause, with respect to the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or Purchase Price Escrow Fund by giving at least 30 days' prior written notice to Purchaser and Seller, such resignation to be effective 30 days following the date such notice is given.  In addition, Purchaser and Seller may jointly remove the Escrow Agent as escrow agent at any time, with or without cause, by an instrument executed by Purchaser and Seller (which may be executed in counterparts) given to the Escrow Agent, which instrument will designate the effective date of such removal.  In the event of any such resignation or removal, a successor escrow agent will be appointed by Purchaser and Seller on the terms of this Agreement.  If a successor escrow agent is not so appointed, then the Escrow Agent may apply to a court of competent jurisdiction to appoint one.  Any such successor escrow agent will deliver to Purchaser and Seller a written instrument accepting such appointment, and thereupon it will succeed to all the rights and duties of the Escrow Agent hereunder and will be entitled to receive possession of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and Purchase Price Escrow Fund.  Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent will deliver the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and Purchase Price Escrow Fund then held hereunder to the successor Escrow Agent.

14.           Further Instruments.  If the Escrow Agent reasonably requires other or further instruments in connection with its performance of the Duties, the necessary parties hereto will join in furnishing such instruments.

15.           Disputes.  It is understood and agreed that, should any dispute arise with respect to the delivery and/or ownership or right of possession of the cash and/or other property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the provisions of this Agreement.  In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the First Escrow Account, Second Escrow Account, Third Escrow Account, Fourth Escrow Account or the Purchase Price Escrow Account, the Escrow Agent shall have the absolute right, at the Escrow Agent's election, to do any of the following:  (i) resign so a successor escrow agent can be appointed pursuant to Section 13 hereof; (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves; or (iii) give written notice to Seller and Purchaser that it has received conflicting instructions and is refraining from taking action until it receives instructions consented to in writing by both Seller and Purchaser.  In the event an interpleader suit as described in clause (ii) above is brought, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit.

16.           Escrow Fees and Expenses.  The fees and expenses of the Escrow Agent set forth on the Fee Schedule attached hereto as Annex C will be paid 50% by Purchaser and 50% by Seller.  Any extraordinary fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the First Escrow Amount, Second Escrow Amount, Third Escrow Amount or Fourth Escrow Amount or the validity of a Claim or Claims by any Purchaser Indemnified Party, will be paid 50% by Purchaser and 50% by Seller.

17.           Indemnification.  In consideration of the Escrow Agent's acceptance of this appointment, with respect to the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund, Purchaser and Seller shall severally and not jointly, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the provisions of this Agreement and the Purchase Agreement, and to reimburse the Escrow Agent for all its reasonable costs and expenses (including reasonable counsel fees and expenses) reasonably incurred by reason of any matter as to which such indemnity is paid pursuant to this Section 17; provided, however, that such costs and expenses will be divided equally between Purchaser and Seller; provided, further, that no indemnity need be paid in case of the Escrow Agent's gross negligence, willful misconduct or breach of this Agreement.

18.           General.

(a)           All notices, requests and other communications required or permitted hereunder must be in writing and either hand delivered in person, sent by confirmed facsimile, sent by certified or registered first-class mail, postage pre-paid, sent by nationally recognized overnight courier service or otherwise provided in accordance with Section 13.13 of the Purchase Agreement.  Such notices, requests and other communications will be effective as provided in Section 13.13 of the Purchase Agreement.  The notice information of the parties is as follows:

(i)		If to Purchaser:
c/o Kay Technology Corp, Inc.
2500 Sand Hill Road, Suite 300
Menlo Park, California 94025
Facsimile: 650-289-2461
	Attention:	Tom Barnds
Jason Klein
Mark Duffell

with a copy (which will not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: 312-862-2000
	Attention:	Jeffrey Seifman, P.C.
Carol Anne Huff
Shelly M. Hirschtritt

(ii)		If to Seller:
c/o Kana Software, Inc.
181 Constitution Drive
Menlo Park, California 94025
Facsimile: 650-614-8117
Attention: Michael Fields, CEO

with a copy to (which will not constitute notice) to:

Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Facsimile: 415-281-1350
Attention: David K. Michaels, Esq.

(iii)	If to the Escrow Agent:

U.S. Bank National Association
Corporate Trust Services
633 West Fifth Street, 24th Floor
Los Angeles, CA 90071
Attention: Paula M. Oswald (Kana/Kay 2009 Escrow)
Telephone: 213-615-6043
Facsimile: 213-615-6197

(b)           Any Notice of Claim, notice of Purchase Price Claim or the Purchase Price Escrow Release Notice may be signed by any authorized officer of Purchaser.  Notwithstanding the provisions of Section 18(a), notices to the Escrow Agent shall be effective only upon receipt.  If any Notice of Claim, objection thereto, notice of Purchase Price Claim, the Purchase Price Escrow Release Notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that such Notice of Claim, objection, notice of Purchase Price Claim, Purchase Price Escrow Release Notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

(c)           When a reference is made in this Agreement to Exhibits, Schedules, Sections or Articles, such reference will be to an Exhibit, a Schedule, a Section or an Article, respectively, to this Agreement unless otherwise indicated.  The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation."  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  All pronouns contained herein and any variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document.  Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.

(d)           This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.  This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all parties reflected herein as signatories and has been delivered by each party to this Agreement to each other party to this Agreement (including any delivery by facsimile or electronic mail).

(e)           No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that if Purchaser or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser shall assume all of the obligations of  Purchaser set forth in this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.  Any assignment in violation of this Section 18(e) will be void.

(f)           The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.  Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of Delaware or in the United States District Court in the State of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agree that service of any process, summons, notice or document by U.S. mail to such party's address for notice hereunder shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 18(f).

(g)           This Agreement may not be amended or modified except by a written instrument signed by Purchaser, Seller and the Escrow Agent.

(h)           If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

(i)           This Agreement and the Purchase Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, among Purchaser, Seller and the Escrow Agent with respect to the subject matter hereof.

(j)           This Agreement will terminate on the earlier of:  (i) the date on which there are no funds or other property remaining in the First Escrow Account, Second Escrow Account, Third Escrow Account, Fourth Escrow Account and Purchase Price Escrow Account, and (ii) the date on which all of the parties hereto may agree in writing to terminate this Agreement.

19.           Tax Reporting Matters.  Purchaser and Seller agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 or Forms W-8 and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") within 30 days after the Closing Date.  The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any payments made to Seller pursuant to this Agreement.

20.           U.S.A. Patriot Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account.  For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  Purchaser and Seller each agrees to provide all such information and documentation as to themselves as requested by the Escrow Agent to ensure compliance with federal law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Paula M. Oswald
Name:	Paula M. Oswald
Title:	Vice President

KAY TECHNOLOGY CORP, INC.

By:	Jason Klein
Name:	Jason Klein
Title:	President

KANA SOFTWARE, INC.

By:	/s/ Michael S. Fields
Name:	Michael S. Fields
Title:	President

[Signature Page to Escrow Agreement]